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                                                                    EXHIBIT 12.1

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         BROADBAND TECHNOLOGIES, INC.

                                (IN THOUSANDS)




                                                          Fiscal Year ended December 31
                                 ----------------------------------------------------------------------------------
                                       1991              1992              1993              1994           1995
                                 ----------------------------------------------------------------------------------
 EARNINGS AVAILABLE FOR FIXED
 CHARGES:
 Net loss                             (8,383)          (11,821)          (18,990)          (24,170)       (27,902)
 Fixed Charges                           599               393               365               187            135
                                 ----------------------------------------------------------------------------------
 EARNINGS AVAILABLE FOR FIXED
 CHARGES:                             (7,784)          (11,428)          (18,625)          (23,983)       (27,767)
                                 ==================================================================================




 FIXED CHARGES:
 Interest Expense on
 Indebtedness                            582               378               328               123             65
 Interest Factor of rent
 expense                                  17                15                37                64             70
                                 ----------------------------------------------------------------------------------
 TOTAL FIXED CHARGES                     599               393               365               187            135
                                 ----------------------------------------------------------------------------------


                                   Quarter                           Quarter                       Six Months
                                    Ended                             Ended                           Ended
                                   3/31/96                           6/30/96                        6/30/96
                                 -----------------------------------------------------------------------------------
 EARNINGS AVAILABLE FOR FIXED
 CHARGES:
 Net loss                        (7,541)                            (6,509)                        (14,050)
 Fixed Charges                       10                                797                             807
                                 -----------------------------------------------------------------------------------
 EARNINGS AVAILABLE FOR FIXED
 CHARGES:                        (7,531)                            (5,712)                        (13,243)
                                 ===================================================================================

 FIXED CHARGES:
 Interest Expense on
 Indebtedness                         6                                784                             790
 Interest Factor of rent
 expense                              4                                 13                              17
                                 -----------------------------------------------------------------------------------
 TOTAL FIXED CHARGES                 10                                797                             807
                                 ===================================================================================



         For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the six months ended June 30, 1996, the Company's earnings were not sufficient to cover its fixed charges. Additional earnings of $8.383 million, $11.821 million, $18.990 million, $24.170 million, $27.902 million, and $14.05 million, respectively, would have been required to achieve ratios of earnings to fixed charges of 1.0.